EXHIBIT 99.1


FOR IMMEDIATE RELEASE                   CONTACT:   Ann Folkman (763) 551-7496
                                                   Select Comfort Corporation
                                                   ann.folkman@selectcomfort.com

                      SELECT COMFORT CORPORATION TO SPONSOR
                         HOME DESIGN SHOW IN MINNEAPOLIS


MINNEAPOLIS,  MINN.  (February 28, 2004) - Select Comfort  Corporation  (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed, today announced that it will sponsor the sixth annual Home Design Show at International Market Square in Minneapolis on March 19 and 20, 2004.


        The company will display two new products at the show - the Sleep Number(R) 9000 bed model and the Sleep Number(R) SofaBed(TM) -- a sofa sleeper featuring a queen-sized Sleep Number(R) bed inside. Both products will become available for consumer purchase in April, the Sleep Number(R) 9000 bed model at Select Comfort stores nationwide and the Sleep Number(R) SofaBed(TM) in limited pilot market distribution.


        Both the Sleep Number 9000 model and the Sleep Number(R) SofaBed(TM) feature Select Comfort's dual-adjustable air-chamber technology that permits couples to independently adjust the firmness on each side of the bed, allowing each partner to sleep at their precise comfort level. At the touch of a button, each individual sets their Sleep Number(R) -- a number between zero and 100 -- which automatically customizes their personal sleep surface.


        The Home Design Show at International Market Square is open from 1:00 to 8:00 p.m. on Friday, March 19, 2004 and from 10:00 a.m. to 5:00 p.m. on Saturday, March 20, 2004. For more information, visit www.imsdesignshow.com.

ABOUT SELECT COMFORT
    Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 347 retail stores located nationwide,

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including 13 leased  departments in Bed Bath & Beyond stores;  through  selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1) TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003

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